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                                                                   EXHIBIT 10.20


                            SUBSCRIPTION AGREEMENT


This Agreement, dated as of August 13,1998 is between Axxess Media, ("Subscriber") and SportsTicker Enterprises, L.P., Harborside Financial Center, 600 Plaza Two, Jersey City, New Jersey 07311 ("STE").

It is agreed as follows:

1. License - STE grants to Subscriber the non-exclusive right to store, display, distribute and transmit STE's sports-related information (the "Service") throughout Subscriber's stand-alone internet site. Subscriber may not distribute the Service through any service or medium other than those listed without the prior written consent of STE. The content of the service shall include STE-produced data on sports, including in progress reports, recaps, box scores, sports news, standings, statistics and STE-produced sports features (the "Content"). The Service does not include any league-branded content provided by third parties such as the "NBA Premium Service."

2. Use of Service - The Service is to be offered by Subscriber to individuals solely for their personal, private, non-commercial use. Without STE's prior written consent the Service may not be delivered to or licensed to any third party for redistribution or use by such party.

3. Delivery of Service - Subscriber shall receive the Service through STE's 1200 Baud service, either through satellite or dedicated phone line.

4. Term - This Agreement shall be for a period of one year commencing on the first day of installation and shall be renewed for successive one-year periods unless terminated by either party's giving written notice to the other by ninety days prior to the expiration of the term or any renewal period.

5.  Fees

    (a) Subscriber shall pay STE a monthly service fee due in advance by the first of each month as defined below:
                       Months 1 - 3: $300.00 per month
                       Months 4 - 6: $1000.00 per month
                       Months 7 - 9: $1750.00 per month
                       Months 10-12: $2500.00 per month

    (b) STE may, in its sole discretion following the initial term of this Agreement, change the monthly fee set forth above, by giving six weeks' written notice to Subscriber. Upon receipt of STE's notice of increase, Subscriber shall have the right to terminate this Agreement upon written notice to STE to be received by STE prior to the effective date of the increase.

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6.  Copyright/Marks - STE retains the copyright to and all right, title to and interest in the Service. Subscriber does not acquire any rights to STE's name or marks by virtue of entering into this Agreement and shall not use the names, marks or logos of STE without STE's prior written approval.

7.  Termination

    (a) Either party may terminate this Agreement upon a material breach of its terms by the other party if such breach has not been cured within thirty days following written notice by the nonbreaching party.

    (b) STE may discontinue its service in whole or in part whenever any of its agreements with any leagues or other sources of information require such discontinuance.

8.  Representation and Indemnification -

    (a) STE and Subscriber each represent and warrant to the other that they have the power and authority to enter into this Agreement and to fully perform their obligations hereunder.

    (b) Subscriber and STE shall each indemnify and forever hold harmless the other, the other's affiliated companies and their respective officers, directors, employees and agents from all liabilities, claims, costs, damages and expenses (including, without limitation, reasonable fees for counsel of the other party's choice) arising out of any reach or claimed breach of any of its respective representations or obligations pursuant to this Agreement.

    (c) Each party shall so indemnify the other only if such other party gives the indemnifying party prompt notice of any claim or litigation to which its indemnity applies. The indemnifying party shall have the right to assume the defense of any or all claims or litigation to which its indemnity applies and the indemnifies party shall cooperation fully with the indemnifying party in such defense and in the settlement of such claim or litigation.

    (d) STE and its sources of data including all individual teams, leagues and administrative bodies involved with the professional and collegiate sporting event covered on the Service shall not be liable for any efforts, omissions, delays or inaccuracies in the information provided. STE will not be liable for any interruption of the Service arising out of the installation, relocation, use, or maintenance of any equipment, systems, or connection facilities or due to events beyond the reasonable control of STE or its sources of data. STE and its sources of data shall not be liable to Subscriber for consequential, special or indirect damages arising out of the receipt and/or use of the Service.

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9.  Equipment/Maintenance -

    (a) Subscriber will not attach, or permit or cause to be attached, any equipment to the printer or other equipment supplied by STE or the Service line/modem, nor will Subscriber use any equipment not provided as part of the STE service without the prior written approval of STE. Subscriber shall not copy, manipulate or redistribute computer programs associated with the STE service without the prior written consent of STE and upon non-renewal by Subscriber or termination for whatever reason of this Agreement Subscriber shall promptly return any such program and related media to STE. In addition, any copies of STE computer programs or related media shall be destroyed by Subscriber. Any equipment subsequently attached to equipment previously provided by STE shall be subject to the terms and conditions of this Agreement.

    (b) At all times upon 24 hours notice to Subscriber, any person or persons designated by STE will have full and free access to the place herein designated to observe the use of the STE service and to inspect, maintain, and replace any equipment.

10. Choice of Laws- This Agreement shall be governed by the laws of the State of New York without regard to the choice of law principles thereof.

11. Notice - All notices given hereunder shall be given in writing by personal delivery or by mail, telegram, or facsimile at the respective addresses of Subscriber and STE set forth above, unless either party at any time or from time to time designates another address for itself by notifying the other party thereof by certified mail, in which case all notices to such party shall thereafter be given at its most recently so designated address. Notice given by mail shall be deemed given on the date of mailing thereof with postage prepaid. Notice given by telegram shall be deemed given on delivery of such telegram to a telegraph office with charges therefor prepaid or to be billed to the sender thereof. Notice given by facsimile shall be deemed given on the sending thereof conditioned upon the transmitting party's retaining evidence of such transmission.

12. Assignment - This Agreement including both its obligations and benefits shall pass to and be binding on the respective tranferees and successors of the parties, but neither this Agreement nor any of Subscriber's rights or obligations hereunder may be assigned or transferred by Subscriber without the prior written consent of STE.



AXXESS MEDIA                              SPORTSTICKER ENTERPRISES, L.P.


By: /s/ Kevin A. Lichman                  By:
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   Kevin A. Lichman, President               Rick Alessandri

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